Product Supplement No. STOCK LIRN-1
(To Prospectus dated March 22, 2012
and Prospectus Supplement dated March 22, 2012)

March 7, 2014

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Securities

•	LIRNs are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC” or the “Issuer”). Any payments due on LIRNs, including any repayment of principal, will be subject to the credit risk of HSBC.

•	LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on LIRNs. Instead, the return on LIRNs will be based on the performance of an underlying “Market Measure,” which will be the common equity securities of a company other than us, the agents, and our respective affiliates (the “Underlying Stock”). The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.

•	LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide a limited protection against the risk of losses. You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the Redemption Amount will not exceed a specified cap (the “Capped Value”).

•	If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value.

•	If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value. In such case, you may lose all or a significant portion of the principal amount of your LIRNs.

•	This product supplement describes the general terms of LIRNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of LIRNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, if applicable, the Threshold Value and certain risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	LIRNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer LIRNs and will act in a principal capacity in such role.

 LIRNs offered hereunder are not deposit liabilities or other obligations of a bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, or any other jurisdiction, and carry investment risks, including possible loss of the amount invested due to the credit risk of HSBC. Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-3 of the accompanying prospectus supplement, and page 1 of the accompanying prospectus. You may lose all or a significant portion of your investment in LIRNs.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of LIRNs or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

LIRNs® and “Leveraged Index Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

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SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information, you should not rely on it.

Key Terms:

General:

LIRNs are senior unsecured debt securities issued by HSBC, and are not guaranteed or insured by the FDIC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, LIRNs will rank on par equally with all of the other unsecured and unsubordinated debt obligations of HSBC. Any payment to be made on LIRNs, including any return of principal, depends on HSBC’s credit risk and the ability of HSBC to satisfy its obligations as they become due.

The return on LIRNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of LIRNs will mature on the date set forth in the applicable term sheet. We cannot redeem LIRNs at any earlier date, except under the limited circumstances set forth below. We will not make any payments on LIRNs until maturity, and you will not receive interest payments.

Market Measure:

The common equity securities (an “Underlying Stock”) of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by American Depositary Receipts (“ADRs”) registered under the Exchange Act.

The Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the LIRNs are priced for initial sale to the public (the “pricing date”), determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of LIRNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in LIRNs.

The “Ending Value” will equal the average of the Closing Market Prices (as defined below) of the Underlying Stock on each calculation day during the Maturity Valuation Period (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of LIRNs—Basket Market Measures—Ending Value of the Basket.”

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If a Market Disruption Event (as defined below) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of LIRNs—The Starting Value and the Ending Value—Ending Value.”

Participation Rate:

The rate at which investors participate in the increase in the value of the Market Measure, as calculated below. The Participation Rate will be greater than 100%, and will be set forth in the term sheet.

Capped Value:

For Capped LIRNs, the maximum Redemption Amount. Your investment return in Capped LIRNs, if any, is limited to the amount represented by the Capped Value specified in the term sheet. We will determine the applicable Capped Value on the pricing date of each issue of Capped LIRNs.

Price Multiplier:

Unless otherwise set forth in the term sheet, the “Price Multiplier” for each Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to an Underlying Stock described below under “Description of LIRNs—Anti-Dilution Adjustments.”

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value.  If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount.  If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount.

Any payments due on the LIRNs, including repayment of principal, are subject to our credit risk as Issuer of LIRNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

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Principal at Risk:	You may lose all or a significant portion of the principal amount of the LIRNs. Further, if you sell your LIRNs prior to maturity, the price you may receive may be less than the price that you paid for the LIRNs.

Calculation Agent:

The calculation agent will make all determinations associated with the LIRNs. Unless otherwise set forth in the applicable term sheet, we or one or more of our affiliates, acting independently or jointly with MLPF&S, will act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as calculation agent for the LIRNs. See the section entitled “Description of LIRNs—Role of the Calculation Agent.”

Agents:

MLPF&S and one or more of its affiliates will act as our agents, in a principal capacity, in connection with each offering of LIRNs and will receive an underwriting discount based on the number of units of LIRNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to LIRNs and does not relate to any Underlying Stock described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the section in this product supplement and the accompanying prospectus supplement entitled “Risk Factors,” which highlights a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

None of us, the agents or our respective affiliates is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to HSBC.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any LIRNs.

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RISK FACTORS

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities. You should understand the risks of investing in LIRNs and should reach an investment decision only after careful consideration with your advisors with respect to the LIRNs in light of your particular financial and other circumstances and the information set forth in the relevant term sheet, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to LIRNs

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on LIRNs at maturity. The return on LIRNs will be based on the performance of a Market Measure and therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value. If the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of your LIRNs.

Your return on the LIRNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return, if any, is limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure. The appreciation potential of Capped LIRNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure. In contrast, a direct investment in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure.

In addition, unless otherwise set forth in the applicable term sheet or in the event of an adjustment as described in this product supplement under “Description of LIRNs—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on an Underlying Stock, or any other rights associated with the Underlying Stock. Your return on the LIRNs will not reflect the return you would realize if you actually owned shares of an Underlying Stock.

Payments on LIRNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of LIRNs. LIRNs are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, LIRNs will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC. Any payment to be made on LIRNs, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they become due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of LIRNs and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of LIRNs. Because your return on LIRNs depends upon factors in addition to HSBC’s ability to pay its obligations, such as the value of the applicable Market Measure, an improvement in HSBC’s credit ratings will not reduce the other investment risks related to LIRNs.

PS-6

The estimated initial value of the LIRNs will be less than the public offering price and may differ from the market value of the LIRNs in the secondary market, if any. We will determine the estimated initial value of the LIRNs, which will be set forth in the applicable term sheet, by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the LIRNs that are different from our estimated initial value. The estimated initial value will reflect our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the LIRNs (which may include call options, put options or other derivatives).

Our internal funding rate for the issuance of these LIRNs is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the LIRNs being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the LIRNs may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the LIRNs to be more favorable to you.

The price of your LIRNs in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the expected hedging costs described in the applicable term sheet, and the costs associated with issuing the LIRNs. The costs associated with issuing the LIRNs will be used or retained by MLPF&S, us or one of our affiliates. If you were to sell your LIRNs in the secondary market, if any, the price you would receive for your LIRNs may be less than the price you paid for them.

The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your LIRNs in the secondary market (if any exists) at any time. The price of your LIRNs in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Market Measure and changes in market conditions, and cannot be predicted with accuracy. The LIRNs are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the LIRNs to maturity. Any sale of the LIRNs prior to maturity could result in a loss to you.

We cannot assure you that there will be a trading market for your LIRNs. If a secondary market exists, we cannot predict how the LIRNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for LIRNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.

We anticipate that one or more of the agents will act as a market-maker for LIRNs that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which an agent may bid for, offer, purchase, or sell any of the LIRNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may affect the prices, if any, at which the LIRNs might otherwise trade in the market. In addition, if at any time any agent were to cease acting as a market-maker for any issue of LIRNs, it is likely that there would be significantly

PS-7

less liquidity in that secondary market. In such a case, the price at which those LIRNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list LIRNs on any securities exchange. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term. The listing of LIRNs on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of LIRNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the LIRNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If your LIRNs are linked to a Basket, changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks. The Market Measure of your LIRNs may be a Basket. In such a case, changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks. The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket Stock may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, adverse changes in the prices of the Basket Stocks which are more heavily weighted could have a greater impact upon your LIRNs.

If you attempt to sell LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The limited protection, if any, against the risk of losses provided by the Threshold Value, if any, will only apply if you hold LIRNs to maturity. You have no right to have your LIRNs redeemed prior to maturity. If you wish to liquidate your investment in LIRNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of LIRNs, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of LIRNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of LIRNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of LIRNs is not expected to increase or decrease at the same rate. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your LIRNs.

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In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of LIRNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and the market value of LIRNs.

•	Interest Rates. We expect that changes in interest rates will affect the market value of LIRNs. In general, if U.S. interest rates increase, we expect that the market value of LIRNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of LIRNs will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the LIRNs. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure, and, thus, the market value of LIRNs may be adversely affected. If any Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the LIRNs may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yield on any Underlying Stock increases, we anticipate that the market value of LIRNs will decrease; conversely, if that dividend yield decreases, we anticipate that the market value of your LIRNs will increase.

•	Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the LIRNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the LIRNs. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of LIRNs.

•	Time to Maturity. There may be a disparity between the market value of the LIRNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the LIRNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the LIRNs and their market value. We, the agents, and our respective affiliates may buy or sell shares of the Underlying Stock, futures or options contracts on the Underlying Stock, or other listed or over-the counter derivative instruments linked to the

PS-9

Underlying Stock. We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the LIRNs. These transactions could affect the value of an Underlying Stock in a manner that could be adverse to your investment in LIRNs. On or before the applicable pricing date, any purchases by us, the agents, and our respective affiliates, or others on our or their behalf may increase the value of an Underlying Stock. Consequently, the value of that Underlying Stock may decrease subsequent to the pricing date of an issue of LIRNs, adversely affecting the market value of LIRNs.

We, the agents, or one or more of our respective affiliates may also engage in hedging activities that could increase the value of an Underlying Stock on the applicable pricing date. In addition, these activities may decrease the market value of your LIRNs prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.

We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in LIRNs, and may hold or resell LIRNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Underlying Stock, the market value of your LIRNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to an Underlying Stock that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. These trading and other business activities may present a conflict of interest between your interest in LIRNs and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the LIRNs. We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of LIRNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to LIRNs and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of LIRNs increases or decreases.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for LIRNs and, as such, will determine the Starting Value, the Threshold Value, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as Issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be

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required to make if certain corporate events occur with respect to any Underlying Stock. See the sections entitled “Description of LIRNs—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for the LIRNs. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your LIRNs. The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the LIRNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you” above.

LIRNs are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. LIRNs are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the FDIC or any other governmental agency or program of the United States or any other jurisdiction. An investment in LIRNs is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the LIRNs.

The U.S. federal income tax consequences of an investment in LIRNs are uncertain, and may be adverse to a holder of LIRNs. No statutory, judicial, or administrative authority directly addresses the characterization of LIRNs or securities similar to LIRNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in LIRNs are not certain. Under the terms of LIRNs, you will have agreed with us to treat LIRNs as a pre-paid executory contract, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for LIRNs, the timing and character of gain or loss with respect to LIRNs may differ. No ruling will be requested from the IRS with respect to LIRNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

Risks Relating to an Underlying Stock

You must rely on your own evaluation of the merits of an investment linked to any applicable Underlying Stock. In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any shares of any Underlying Stock, and you will not be entitled to dividends or other distributions by any Underlying Company. LIRNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in LIRNs will not make you a holder of any Underlying Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying

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Stock. As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned shares of any Underlying Stock and received the dividends paid or other distributions made in connection with them. Your LIRNs will be paid in cash and you have no right to receive delivery of shares of any Underlying Stock.

If shares of an Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your LIRNs, include:

•	Market Volatility. The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

We and the agents do not control any Underlying Company and are not responsible for any disclosure made by any Underlying Company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with any Underlying Company, and we, the agents, or our respective affiliates may from time to time own securities of any Underlying Company. However, none of us, the agents, or any of our respective affiliates have the ability to control any actions of any Underlying Company or have undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Company. You should make your own investigation into any Underlying Stock.

Our business activities and those of the agents relating to any Underlying Company may create conflicts of interest with you. We, the agents, and our respective affiliates at the time of any offering of LIRNs or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to that company, its affiliates, and its competitors.

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In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs. Any of these activities may affect the value of the Underlying Stock and, consequently, the market value of your LIRNs. None of us, the agents, or our respective affiliates makes any representation to any purchasers of the LIRNs regarding any matters whatsoever relating to any Underlying Company. Any prospective purchaser of the LIRNs should undertake an independent investigation of any Underlying Company to the extent that, in its judgment, is appropriate to make an informed decision regarding an investment in the LIRNs. The selection of an Underlying Stock does not reflect any investment recommendations from us, the agents, or our respective affiliates.

An Underlying Company will have no obligations relating to LIRNs and we will not perform any due diligence procedures with respect to any Underlying Company. An Underlying Company will not have any financial or legal obligation with respect to LIRNs or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any corporate actions that might affect the value of an Underlying Stock or the value of LIRNs. An Underlying Company will not receive any of the proceeds from any offering of LIRNs, and will not be responsible for, or participate in, the offering of LIRNs. No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of LIRNs.

None of us, the agents, or any of our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of LIRNs. None of us, the agents, or any of our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Company or as to the future performance of any Underlying Stock. Any prospective purchaser of LIRNs should undertake such independent investigation of any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in LIRNs.

The payment on LIRNs will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier, the Ending Value, the Redemption Amount, and other terms of LIRNs may be adjusted for the specified corporate events affecting any Underlying Stock, as described in the section entitled “Description of LIRNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount paid to you at maturity may adversely affect the Closing Market Price of an Underlying Stock, the Ending Value and the Redemption Amount, and, as a result, the market value of LIRNs.

Risks Relating to Underlying Stocks that Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If an Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company. Generally, the ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common

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shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of the underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Underlying Stock and consequently, the value of your LIRNs and the amount payable on LIRNs.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your LIRNs.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of LIRNs. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the Market Measure for LIRNs will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Market Measure by reference to those common shares, as described below under “Description of LIRNs—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of LIRNs and the Redemption Amount.

Other Risk Factors Relating to an Underlying Stock

The applicable term sheet may set forth additional risk factors as to an Underlying Stock that you should review prior to purchasing LIRNs.

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USE OF PROCEEDS

We will use the net proceeds we receive from each sale of LIRNs for the purposes described in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under LIRNs.

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DESCRIPTION OF LIRNS

General

Each issue of LIRNs will be part of a series of notes entitled “Notes, Series 1” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the LIRNs and the aggregate principal amount of each issue of LIRNs will be stated in the term sheet.

We will not pay interest on LIRNs. The LIRNs do not guarantee the return of principal at maturity. The LIRNs will be payable only in U.S. dollars.

Prior to the maturity date, the LIRNs are not redeemable by us, except under the limited circumstances set forth below, or repayable at the option of any holder. LIRNs are not subject to any sinking fund.

We will issue LIRNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of LIRNs will be set forth in the applicable term sheet. You may transfer LIRNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as Issuer of LIRNs, you will receive a Redemption Amount, denominated in U.S. dollars. In no event will the Redemption Amount be less than zero. The “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed a “Capped Value” set forth in the term sheet.

•	If the Ending Value is equal to or less than the Starting Value, but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the principal amount.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

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The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in the LIRNs.

Your participation in any upside potential of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate. The “Participation Rate” will be greater than 100%. The Participation Rate applicable to your LIRNs will be set forth in the term sheet.

Each term sheet will provide examples of Redemption Amounts based on a hypothetical Starting Value, Threshold Value, a range of hypothetical Ending Values, and, for Capped LIRNs, a hypothetical Capped Value.

The term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Underlying Stock or Underlying Stocks. However, historical values of any Underlying Stock are not indicative of the future performance of that Underlying Stock or the performance of your LIRNs.

An investment in LIRNs does not entitle you to any ownership interest, including any voting rights, in any Underlying Stock, nor dividends paid or other distributions made, by any Underlying Company.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

The “Ending Value” will equal the average of the Closing Market Prices of the Underlying Stock determined on each calculation day during the Maturity Valuation Period.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the term sheet.

A “calculation day” means any trading day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “business day” is any day other than a day on which banking institutions in New York, New York are authorized or

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required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the NASDAQ Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Market Price” for one share of any Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following (in each case subject to the prior paragraph):

•	if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

•	if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

•	if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, MLPF&S and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

If a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period (any such day being a “non-calculation day”), the Closing Market Price of the Underlying Stock for the applicable non-calculation day will be the Closing Market Price of the Underlying Stock on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the Closing Market Price of the Underlying Stock on the next calculation day will also be the Closing Market Price of the Underlying Stock on the first and second scheduled calculation days during the Maturity Valuation Period. If no further calculation days occur after a non-calculation day, or if every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the Closing Market Price of the

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Underlying Stock for each following non-calculation day (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

The initial “Price Multiplier” for an Underlying Stock will be one, unless otherwise set forth in the term sheet. The Price Multiplier will be subject to adjustment for certain corporate events relating to an Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor to the Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)	the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor to the Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock; or

(C)	the determination that a scheduled calculation day is not a trading day by reason of an event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation

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enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to any Underlying Stock, the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of LIRNs (such as the Starting Value), if an event described below occurs after the pricing date and on or before the final calculation day and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or successor Underlying Stock.

The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect the Underlying Stock.

No adjustments to the Price Multiplier or any other terms of LIRNs will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other terms of LIRNs to reflect changes to the Underlying Stock if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier or any other terms of LIRNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following an event that results in an adjustment to the Price Multiplier or any of the other terms of LIRNs, the calculation agent may (but is not required to) provide holders of LIRNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of LIRNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of LIRNs, and hence the Ending Value, as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

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•	the prior Price Multiplier; and

•	the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends. If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to an Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

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•	in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the final calculation day, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

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(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or any other terms of LIRNs as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on LIRNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to LIRNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of LIRNs to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of LIRNs and as though the final calculation day were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of LIRNs to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of LIRNs, and as though the final calculation day were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

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Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to the other terms of LIRNs described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier or any other terms of LIRNs (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on an Underlying Stock or any successor common stock. For example, if the Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of LIRNs as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if an Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two. Unless otherwise specified in the applicable term sheet, with respect to LIRNs linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)	holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if LIRNs had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)	to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of LIRNs as the calculation agent determines commercially reasonable to account for that event.

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Delisting of ADRs or Termination of ADR Facility

If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Market Measure for LIRNs will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Market Measure by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of LIRNs as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stock

Any information regarding any Underlying Stock or any Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. None of us, the agents, or any of our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of an Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of LIRNs as to the performance of any Underlying Stock.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Stocks will be set forth in the term sheet. We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Stocks equal Initial Component Weights, or we may assign the Basket Stocks unequal Initial Component Weights. The Initial Component Weight for each Basket Stock will be stated in the term sheet.

Determination of the Component Ratio for Each Basket Stock

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Stock on the pricing date, based upon the weighting of that Basket Stock. The Component Ratio for each Basket Stock will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by

•	the Closing Market Price of that Basket Stock on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised

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subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weight	Hypothetical Closing Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Stock ABC	50.00%	50.00	1.00000000	50.00
Stock XYZ	25.00%	24.00	1.04166667	25.00
Stock RST	25.00%	10.00	2.50000000	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical Closing Market Price of each Basket Stock on the hypothetical pricing date.

(2)	The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of each Basket Stock multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Ending Value of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the Closing Market Price of each Basket Stock on a calculation day multiplied by its Price Multiplier on that day, and the Component Ratio for each Basket Stock. The value of the Basket will vary based on the increase or decrease in the price of each Basket Stock. Any increase in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket. Conversely, any decrease in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the term sheet, if, for any Basket Stock (an “Affected Basket Stock”), (i) a Market Disruption Event occurs on a scheduled calculation day, or (ii) any scheduled calculation day is not a trading day (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the value of the Basket Stocks for that non-calculation day, and as a result, the Ending Value, as follows:

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•	The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on that non-calculation day.

•	The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be determined in the same manner as described in the [second to last paragraph] of subsection “—Ending Value,” provided that references to “Underlying Stock” will be references to “Basket Stock.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, a successor Underlying Stock, business days, trading days and non-calculation days. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the LIRNs. Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the LIRNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

LIRNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of LIRNs in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as LIRNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the prospectus. If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of LIRNs upon any acceleration permitted under the Senior Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration was the maturity date of LIRNs. If the LIRNs have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the LIRNs. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Listing

Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of the LIRNs. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to a distribution agreement with us.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of LIRNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase LIRNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the LIRNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any LIRNs. You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.

We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of the LIRNs that were made available to investors in connection with the initial distribution of the LIRNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), MLPF&S has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of LIRNs to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such LIRNs to the public in that Relevant Member State:

(a)	if an offer of those LIRNs may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such LIRNs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final offering document contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or final offering document, as applicable, and the issuer has consented in writing to its use for the purpose of that Non-exempt Offer;

(b)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

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(c)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(d)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

(i)	provided that no such offer of LIRNs referred to in (b) to (d) above shall require the issuer or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of LIRNs to the public”, in relation to any LIRNs in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and LIRNs to be offered so as to enable an investor to decide to purchase or subscribe for the LIRNs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

MLPF&S has represented and agreed that:

(a)	in relation to any LIRNs which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any LIRNs other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses where the issue of LIRNs would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any LIRNs in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to LIRNs in, from or otherwise involving the United Kingdom.

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Argentina

LIRNs are not and will not be marketed in Argentina by means of a public offer of securities, as such term is defined under Section 16 of Argentine Law No. 17, 811, as amended, as securities. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer LIRNs in Argentina.

Brazil

The information contained in this product supplement and in the accompanying prospectus supplement and prospectus does not constitute a public offering or distribution of securities in Brazil and no registration or filing with respect to any securities or financial products described in these documents has been made with the Comissão de Valores Mobiliários (the “CVM”). No public offer of securities or financial products described in this product supplement or in the accompanying prospectus supplement and prospectus should be made in Brazil without the applicable registration at the CVM.

The People’s Republic of China

These offering documents have not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) authorities, and is not an offer of securities (whether public offering or private placement) within the meaning of the Securities Law or other pertinent laws and regulations of the People’s Republic of China. These offering documents shall not be offered to the general public if used within the People’s Republic of China, and LIRNs so offered cannot be sold to anyone that is not a qualified purchaser of the People’s Republic of China. MLPF&S has represented, warranted and agreed that LIRNs are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except under circumstances that will result in compliance with applicable laws and regulations.

France

The offering documents have not been approved by the Autorité des marchés financiers (“AMF”).

Offers of LIRNs (a) have only been made and will only be made to the public (offre au public) in France or an admission of LIRNs to trading on a regulated market in France in the period beginning (i) when a prospectus in relation to those LIRNs has been approved by the AMF, on the date of such publication or, (ii) when a prospectus in relation to those LIRNs has been approved by the competent authority of another Member State of the European Economic Area which has implemented the EU Prospectus Directive 2003/71/EC, on the date of notification of such approval to the AMF and, in either case, when the formalities required by French laws and regulations have been carried out, and ending at the latest on the date which is 12 months after the date of the approval of the prospectus, all in accordance with articles L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier and the Règlement général of the AMF, or (b) have only been made and will only be made to the public in France or an admission of LIRNs to trading on a regulated market in France in circumstances which do not require the publication by the offeror of a prospectus pursuant to the French Code monétaire et financier and the Règlement général of the Autorité des marchés financiers.

LIRNs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and have not been distributed or caused to be distributed and the

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offering documents, or any other offering material relating to LIRNs, will not be distributed or caused to be distributed to the public in France, and such offers, sales and distributions have been and will be made in France only to (i) providers of the investment service of portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, acting for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier. The direct or indirect resale of LIRNs to the public in France may be made only as provided by, and in accordance with, articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

In addition, LIRNs, the offering documents and any other offering material relating to LIRNs, have not been and will not be distributed or caused to be distributed in the Republic of France, other than to investors to whom offers and sales of LIRNs in the Republic of France may be made as described above.

Mexico

LIRNs have not been and will not be registered in the National Securities Registry (Registro Nacional de Valores). Therefore, LIRNs may not be offered or sold in the United Mexican States (“Mexico”) by any means except in circumstances which do not constitute a public offering (oferta pública) within the meaning of the Securities Market Law (Ley del Mercado de Valores) and its regulations. All applicable provisions of the Securities Market Law must be complied with in respect to anything done in relation to LIRNs in, from or otherwise involving Mexico.

Netherlands

Each agent has represented and agreed that it has not made and will not make an offer of LIRNs to the public in the Netherlands other than to qualified investors (gekwalificeerde beleggers), provided that no such offer of LIRNs will require us or any agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

New Zealand

No offeree of LIRNs shall directly or indirectly offer, sell or deliver any LIRNs, or distribute the offering documents or any advertisement in relation to any offer of LIRNs, in New Zealand other than to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, or who are each required to pay a minimum subscription price of at least NZ$500,000 for LIRNs (excluding any amounts lent by the issuer or any of its affiliates) before the allotment of those LIRNs, or who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public, or in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand.

Philippines

THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILLIPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

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Switzerland

LIRNs may not be offered or sold, directly or indirectly, in Switzerland except in circumstances that will not result in the offer of LIRNs being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). None of these offering documents constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO, and none of these documents may be publicly distributed or otherwise made publicly available in Switzerland. LIRNs are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do not benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

Taiwan

LIRNs may not be issued, sold, or offered in Taiwan. No subscription or other offer to purchase LIRNs shall be binding on us until received and accepted by us or MLPF&S outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Uruguay

LIRNs have not been registered under the Uruguayan Securities Market Law or recorded in the Uruguayan Central Bank. LIRNs are not available publicly in Uruguay and are offered only on a private basis. No action may be taken in Uruguay that would render any offering of LIRNs a public offering in Uruguay. No Uruguayan regulatory authority has approved the LIRNs or passed on our solvency. In addition, any resale of LIRNs must be made in a manner that will not constitute a public offering in Uruguay.

Los valores no han sido registrados bajo la Ley de Mercado de Valores de la República Oriental del Uruguay o registrados ante el Banco Central del Uruguay. Los valores no son ofrecidos en forma pública en Uruguay y lo son únicamente en forma privada. Ninguna acción puede ser adoptada en Uruguay en relación a estos valores que resulte en que esta oferta de valores sea una oferta pública de valores en Uruguay. Ninguna autoridad regulatoria del Uruguay ha aprobado estos valores o se ha manifestado sobre nuestra solvencia. Adicionalmente, cualquier reventa de estos valores debe ser realizada en forma tal que no constituya oferta pública de valores en el Uruguay.

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U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of LIRNs is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. The following discussion supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with LIRNs are different than those described below, they will be described in the applicable term sheet.

This summary is directed solely to U.S. holders and non-U.S. holders that, except as otherwise specifically noted, will purchase LIRNs upon original issuance and will hold LIRNs as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of LIRNs, we intend to treat LIRNs for all tax purposes as pre-paid executory contracts with respect to the Market Measure and under the terms of LIRNs, we and every investor in LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat LIRNs in accordance with such characterization. In the opinion of our special U.S. tax counsel Morrison & Foerster LLP, it is reasonable to treat LIRNs as pre-paid executory contracts with respect to the Underlying Stock. This discussion assumes that LIRNs constitute pre-paid executory contracts with respect to the Underlying Stock for U.S. federal income tax purposes. If LIRNs did not constitute pre-paid executory contracts, the tax consequences described below would be materially different.

This characterization of LIRNs is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this product supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in LIRNs, including possible alternative characterizations.

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Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in LIRNs.

We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of LIRNs. You should refer to information filed with the SEC by the issuer of any Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale or exchange of LIRNs prior to maturity, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s tax basis in LIRNs. A U.S. holder’s tax basis in LIRNs will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of LIRNs, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in LIRNs. In particular, if LIRNs have a term that exceeds one year, the IRS could seek to subject LIRNs to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on LIRNs would be affected significantly. Among other things, a U.S. holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. holder at maturity, or upon a sale or exchange, of LIRNs generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. holder’s prior accruals of original issue discount, and as capital loss thereafter. If LIRNs have a term of one year or less, LIRNs would generally be subject to the rules concerning short-term debt instruments as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Short-Term Debt Instruments.”

The IRS released Notice 2008-2 (“Notice”) which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of LIRNs, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

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In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of LIRNs.

Because of the absence of authority regarding the appropriate tax characterization of LIRNs, it is also possible that the IRS could seek to characterize LIRNs in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of LIRNs should be treated as ordinary gain or loss.

It is possible that the IRS could assert that a U.S. holder’s holding period in respect of LIRNs should end on the applicable calculation day, even though such holder will not receive any amounts in respect of LIRNs prior to the redemption or maturity of LIRNs. In such case, if the applicable calculation day is not in excess of one year from the original issue date, a U.S. holder may be treated as having a holding period in respect of LIRNs equal to one year or less, in which case any gain or loss such holder recognizes at such time would be treated as short-term capital gain or loss.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income or withholding tax on any gain from the sale or exchange of LIRNs or their settlement at maturity, provided that the non-U.S. holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of LIRNs or their settlement at maturity may be subject to U.S. federal income tax if that non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If a non-U.S. holder of LIRNs is engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of LIRNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. holder. Such non-U.S. holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of LIRNs. In addition, if such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under proposed Treasury regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or

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implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments made on LIRNs on or after January 1, 2016 that are treated as dividend equivalents. However, the Treasury Department has announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of LIRNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to LIRNs to become subject to withholding tax, we will withhold tax at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as LIRNs should be subject to withholding tax. Prospective non-U.S. holders of LIRNs should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on LIRNs.

Foreign Account Tax Compliance Act

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the accompanying prospectus supplement), will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the legislation may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in LIRNs.

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ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LIRNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LIRNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the LIRNs are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the LIRNs. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the LIRNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LIRNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LIRNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LIRNs on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the LIRNs on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the LIRNs, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any

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discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the LIRNs on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LIRNs that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any substantially similar applicable law or regulation) with respect to the acquisition, holding or disposition of the LIRNs, or as a result of any exercise by us or our affiliates of any rights in connection with the LIRNs, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the LIRNs and the transactions contemplated with respect to the LIRNs, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the LIRNs is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such LIRNs and not a fiduciary to such purchaser. Purchasers of the LIRNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the LIRNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LIRNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

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